Exhibit 99.1

Verso Paper Reports Fourth Quarter and Year-End 2007 Results

MEMPHIS, Tenn.--(BUSINESS WIRE)--Verso Paper Holdings LLC (“Verso Paper”) today reported its results for the fourth quarter and year ended December 31, 2007.

Highlights for the fourth quarter and year ended December 31, 2007, include:

  Revenues of $445.8 million in fourth quarter 2007 compared to $408.0 million during the prior-year period. Revenues of $1,628.8 million for the year ended December 31, 2007, compared to $1,611.2 million for the comparable period in 2006.
  Operating income of $28.2 million in fourth quarter 2007 versus operating income of $21.8 million in the prior-year period. Operating income of $31.1 million for the year ended December 31, 2007, compared to operating income of $71.2 million for the comparable period in 2006.
  Net loss of ($0.2) million for the quarter versus a net loss of ($6.0) million in the prior-year period. Net loss of ($81.3) million for the year ended December 31, 2007, compared to net income of $8.9 million for the comparable period last year.
  Adjusted EBITDA of $182.2 million for the year ended December 31, 2007, versus $221.8 million during the prior year. (Note: Adjusted EBITDA is a non-GAAP measure and is defined and reconciled to net income later in this release).

“Our fourth quarter 2007 results reflect continued improvement and were above our seasonally strong third quarter. Coated prices were up more than 4% quarter over quarter as we continue to realize higher prices resulting from the two price increase announcements that were made previously. We expect this trend to continue as coated paper market conditions and our order backlogs remain strong resulting from significant capacity closures within the industry and favorable exchange rates. Revenues for the quarter were up over 9% versus last year driven by stronger volumes while prices were relatively comparable,” said Mike Jackson, President and CEO of Verso Paper.

“During the quarter, in addition to very strong volumes and improved sales prices, our operations ran very well and generated significant cost improvements. Input prices for our key direct expenses and SG&A costs were kept relatively flat quarter over quarter.”

The following discussion of our results of operations covers periods prior to the acquisition of the Company. The results of operations for the quarters ended December 31, 2007 and 2006, and for the year ended December 31, 2007, reflect the results of the Successor only. For comparison purposes, the results of operations for the year ended December 31, 2006, are presented on a combined basis, consisting of the results of our Predecessor for the seven months ended July 31, 2006, and our results, as the Successor, for the five months ended December 31, 2006.

Results of Operations – Comparison of Fourth Quarter 2007 to Fourth Quarter 2006

Summary Results

	Successor Consolidated
	Three Months	Three Months
	Ended	Ended
	December 31,	December 31,
(In thousands of U.S. dollars)	2007	2006

Net sales	$445,797	$408,008

Costs and expenses:
Cost of products sold - exclusive of depreciation and amortization	367,241	341,399
Depreciation and amortization	32,501	29,573
Selling, general and administrative expenses	14,960	8,768
Restructuring and other charges	2,912	6,426

Operating income	28,183	21,842

Interest income	(211)	(1,297)
Interest expense	28,526	29,191

Loss before income taxes	(132)	(6,052)

Income tax benefit	-	(75)

Net loss	$(132)	$(5,977)

Net sales for the three months ended December 31, 2007, were $445.9 million compared to $408.0 million for the three months ended December 31, 2006. The improvement was the result of higher sales volume which increased 9.6%. Average sales prices for the three months ended December 31, 2007, were relatively flat compared to the three months ended December 31, 2006.

Net sales for our papers segment were $396.1 million for the three months ended December 31, 2007, compared to $364.2 million for the three months ended December 31, 2006. The increase was due to a 10.0% increase in paper volumes for fourth quarter 2007 compared to fourth quarter 2006. This improvement was partially offset by a 1.3% decline in average paper sales prices compared to the three months ended December 31, 2006.

Net sales for our market pulp segment were $40.4 million for the three months ended December 31, 2007, compared to $34.0 million for the three months ended December 31, 2006. This increase was due to a 10.5% increase in sales volume and a 7.4% increase in average sales prices compared to fourth quarter 2006.

Net sales for our other segment were $9.4 million for the three months ended December 31, 2007, compared to $9.8 million for the three months ended December 31, 2006. This decrease reflects a 9.7% decline in sales volume, partially offset by a 6.3% increase in average sales prices compared to fourth quarter 2006.

Cost of sales for the three months ended December 31, 2007, was $399.8 million, compared to $371.0 million for the three months ended December 31, 2006, an increase of 7.8%, primarily driven by higher sales volume. Our gross margin, excluding depreciation and amortization, was 17.6% for the three months ended December 31, 2007, compared to 16.3% for the same period in 2006. Depreciation and amortization expense for the three months ended December 31, 2007, was $32.5 million compared to $29.6 million for the three months ended December 31, 2006.

Results of Operations – Comparison of Year Ended December 31, 2007 to Year Ended December 31, 2006

Summary Results

	Successor Consolidated	Combined Successor and Predecessor	Successor Consolidated	Predecessor Combined
(In thousands of U.S. dollars)	Year Ended December 31, 2007	Year Ended December 31, 2006	Five Months Ended December 31, 2006	Seven Months Ended July 31, 2006

Net sales	$1,628,753	$1,611,250	$706,833	$904,417

Costs and expenses:
Cost of products sold - exclusive of depreciation and amortization
	1,403,144	1,360,858	589,283	771,575
Depreciation and amortization	123,139	120,991	48,317	72,674
Selling, general and administrative expenses	52,007	48,344	13,996	34,348
Restructuring and other charges	19,395	9,804	10,126	(322)

Operating income	31,068	71,253	45,111	26,142

Interest income	(1,544)	(1,821)	(1,798)	(23)
Interest expense	113,881	57,155	48,741	8,414

Income (loss) before income taxes	(81,269)	15,919	(1,832)	17,751

Income tax expense	-	6,994	-	6,994

Net income (loss)	$(81,269)	$8,925	$(1,832)	$10,757

Net sales for the year ended December 31, 2007, were $1,628.8 million compared to $1,611.2 million for the year ended December 31, 2006, an increase of 1.1%. The increase was the result of a 4.2% increase in the tons sold in 2007. This increase was partially offset by a 3.0% decrease in the average sales price per ton for all of our products over the comparable period.

Net sales for our coated and supercalendered papers segment were $1,443.2 million for the year ended December 31, 2007, compared to $1,425.2 million for the year ended December 31, 2006, an increase of 1.3%. The increase was primarily due to higher paper volumes, which increased by 6.1% compared to 2006, partially offset by lower paper prices, which decreased 4.6% over the comparable period.

Net sales for our hardwood market pulp segment were $148.0 million for the year ended December 31, 2007, compared to $147.0 million for the year ended December 31, 2006, an increase of 0.7%. The increase was due to higher sales prices of 5.9%, while volumes decreased 5.0% due to an increase in internal consumption.

Net sales for our other segment were $37.6 million for the year ended December 31, 2007, compared to $39.0 million for the year ended December 31, 2006, a decrease of 3.7%. This decrease reflects a 4.1% decline in sales volume, partially offset by a 0.5% increase in average sales prices compared to 2006.

Cost of sales for the year ended December 31, 2007, was $1,526.3 million compared to $1,481.9 million for the year ended December 31, 2006, an increase of 3.0%, primarily driven by higher sales volume. Our gross margin, excluding depreciation and amortization, was 13.9% for the year ended December 31, 2007, compared to 15.5% for the same period in 2006. This decline reflects the lower average sales prices in 2007. Depreciation and amortization expense for the year ended December 31, 2007, was $123.1 million compared to $121.0 million for the year ended December 31, 2006.

Reconciliation of Cash Flows from Operating Activities to Adjusted EBITDA

Certain covenants contained in the credit agreement governing our senior secured credit facilities and the indentures governing our notes (i) require the maintenance of a senior secured debt to Adjusted EBITDA (as defined below) ratio and (ii) restrict our ability to take certain actions such as incurring additional debt or making acquisitions if we are unable to meet defined Adjusted EBITDA to Fixed Charges (as defined below), senior secured debt to Adjusted EBITDA and consolidated debt to Adjusted EBITDA ratios. The most restrictive of these covenants, the covenants to incur additional indebtedness and the ability to make future acquisitions, require an Adjusted EBITDA to Fixed Charges ratio (measured on a trailing four-quarter basis) of 2.0 : 1.0. Failure to comply with these covenants can result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions.

EBITDA consists of earnings before interest, taxes depreciation and amortization. EBITDA is a measure commonly used in our industry and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. Adjusted EBITDA is defined as EBITDA further adjusted to exclude unusual items and other pro forma adjustments permitted in calculating covenant compliance in the indentures governing the notes to test the permissibility of certain types of transactions. We have included Adjusted EBITDA because we consider it to be an important supplemental measure of our operating performance. We also believe that Adjusted EBITDA is a useful liquidity measurement tool for assessing our ability to meet our future debt service, capital expenditures and working capital requirements. However, EBITDA and Adjusted EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA or Adjusted EBITDA as an alternative to operating or net income, determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of our cash flows or as a measure of liquidity.

The following table reconciles cash flow from operating activities to EBITDA and Adjusted EBITDA for the periods presented. For comparison purposes, EBITDA and Adjusted EBITDA for the year ended December 31, 2006, are presented on a combined basis, consisting of the historical results of the Predecessor for the seven months ended July 31, 2006, and the results of the Successor for the five-month period beginning August 1, 2006 and ending December 31, 2006. U.S. GAAP does not contemplate the combination of the financial results of our Predecessor and Successor, as the combined information does not include any pro forma assumptions or adjustments and, as a result, does not fully reflect the significant impact the acquisition and related financing had on our financial statements.

	Successor Consolidated	Combined Predecessor & Successor	Successor Consolidated	Predecessor Combined
(in millions of U.S. dollars)	Year Ended December 31, 2007	Year Ended December 31, 2006	Five Months Ended December 31, 2006	Seven Months Ended December 31, 2006

Cash flow from operating activities	$38.8	$168.1	$128.8	$39.3
Income tax expense	-	7.0	-	7.0
Amortization of debt issuance costs	(5.4)	(2.3)	(2.3)	-
Interest income	(1.5)	(1.8)	(1.8)	-
Interest expense	113.9	57.1	48.7	8.4
Loss on disposal of fixed assets	(1.0)	(1.4)	(0.1)	(1.3)
Other, net	1.5	(0.7)	-	(0.7)
Changes in assets and liabilities, net	7.9	(33.8)	(79.9)	46.1
EBITDA	154.2	192.2	93.4	98.8
Lease not assumed (1)	-	5.8	-	5.8
Change in machine use, net (2)	-	2.8	-	2.8
Restructuring, severance and other (3)	19.4	9.8	10.1	(0.3)
Non-cash compensation/ benefits (4)	0.6	5.4	0.4	5.0
Inventory fair value (5)	-	5.9	5.9	-
Other items, net (6)	8.0	(0.1)	(8.2)	8.1
Adjusted EBITDA	$182.2	$221.8	$101.6	$120.2

Cash interest expense, net (7)	$109.2
Adjusted EBITDA to cash interest expense	1.7

(1)	Reflects the elimination of the historical rent expense incurred on the Sartell property lease that was not assumed by us in the Acquisition.

(2)	Represents the elimination or addition of expected earnings as a result of changes in the use of two of our paper machines at the Jay mill prior to the Acquisition.

(3)	Includes restructuring and severance as per our financial statements. Restructuring includes transition and other non-recurring costs associated with the Acquisition.

(4)

Represents amortization of certain one-time benefit payments and non-cash benefit payments. Also includes the elimination of historical non-cash stock compensation costs previously incurred by us under International Paper's compensation plan.

(5)	Represents the fair value of inventory adjustment related to purchase accounting.

(6)

Represents earnings adjustments for exceptional levels of bad debt expense, legal and consulting fees, and other miscellaneous non-recurring items, including adjustments for incremental estimated costs for activities previously part of the corporate allocation as well as other incremental costs we anticipated incurring on a stand-alone basis subsequent to the Transactions.

(7)	Cash interest expense represents gross interest expense related to the debt, excluding amortization of debt issuance costs.

Forward Looking Statements

Certain statements in this press release, including without limitation, statements made under the caption “About Verso Paper” are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, the management of Verso Paper Holdings LLC (which may be referred to as “Verso,” “we,” “us,” “our” or the “Company”) may from time to time make oral forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar expressions. The forward-looking statements contained herein reflect our current views with respect to future events and are based on our currently available financial, economic and competitive data and on current business plans. Actual results could vary materially depending on risks and uncertainties that may affect the Company’s operations, markets, services, prices and other factors. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: economic factors such as an interruption in the supply of or increased pricing of raw materials due to natural disasters, competitive factors such as pricing actions by our competitors that could affect our operating margins, and regulatory factors such as changes in governmental regulations involving our products that lead to environmental and legal matters.

About Verso Paper

Based in Memphis, Tennessee, Verso Paper is a leading North American producer of coated papers, including coated groundwood and coated freesheet, and supercalendered products. Verso’s paper products are used primarily in media and marketing applications, including magazines, catalogs and commercial printing applications such as high-end advertising brochures, annual reports and direct-mail advertising. Additional information about Verso is available on our Web site at http://www.versopaper.com.

Conference Call

Verso Paper will host a conference call on Thursday, March 13, 2008, at 12:00 p.m. Eastern Time to discuss fourth quarter results. This release and the fourth quarter results will be made available on the Verso Paper website (www.versopaper.com).

Analysts and investors may listen to the call by dialing 800-688-0836 (toll free domestic) or 617-614-4072 (international), access code 34391541. To register, please dial in 10 minutes before the conference call begins. Due to the filing of our Registration Statement with respect to our proposed initial public offering, we will not be taking questions during this call.

A replay of the call can be accessed at 888-286-8010 (toll free domestic) or 617-801-6888 (international), access code 16625521. The replay will be available starting at 2:00 p.m. (EDT) on March 13, 2008, and will remain available until noon (EDT) on March 27, 2008.

CONTACT:
Verso Paper Holdings LLC
Robert P. Mundy, 901-369-4185
Senior Vice President & Chief Financial Officer
robert.mundy@versopaper.com